Exhibit (A)(1)(M)

LOCK-UP AGREEMENT

THIS LOCK UP AGREEMENT (this “Agreement”) is entered into as of this __ day of ___________ (the by and between Zoomcar Holdings, Inc., a Delaware corporation (the “Company”) and _____________________ (the “Holder”).

WHEREAS, on January 23, 2026, the Company launched a tender offer to exchange (the “Exchange Offer”) certain of the Company’s warrants to purchase the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) for a certain number of shares of the Company’s Common Stock (the “Shares”), by filing a Schedule TO and Offer to Exchange (together with all amendments, supplements and exhibits thereto, the “Exchange Documents”) with the U.S. Securities and Exchange Commission (the “SEC”).

WHEREAS, pursuant to the terms of the Exchange Documents, the Company will exchange (the “Exchange”) ________ Class ___________ Warrants for ____shares of the Company’s Common Stock.

WHEREAS, pursuant to the terms of the Exchange Documents, the Exchange Offer will expire at 5:00 p.m., Eastern Time, on March 31, 2026, unless extended by the Company (the “Expiration Date”)

WHEREAS, upon the Exchange, the Holder became a stockholder of the Company.

WHEREAS, as a condition of the Exchange Offer, the Holder has agreed execute this Agreement to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares by the Holder as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	LOCK UP OF SHARES; PERMITTED LEAK OUTS.

(a)	The Holder hereby agrees that, without the prior written consent of the Company and except as set forth below, he will not during the period commencing on the Expiration Date and ending on the 18 month anniversary of the Expiration Date (the “Lock Up Period”) (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of the Company’s Common Stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”);

(b)	On the 12 month anniversary of the Expiration Date, fifty percent (50%) of the Shares shall be released from the Lock Up;

(c)	On the 18 month anniversary of the Expiration Date, the remaining balance of the Shares shall be released from the Lock Up;

(d)	The Holder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Shares to decline to transfer, and acknowledges that a stop transfer restriction shall be placed on the stock register and other records relating to the Shares subject to the Lock Up for which the Holder is the record holder and, in the case of Shares subject to this Agreement for which the Holder is the beneficial but not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement. The Company, at its sole discretion, my waive or amend the conditions pursuant to subsections (a) and (b) of this Section; and

(e)	Notwithstanding the foregoing, upon the prior written consent of the Company the Holder may transfer (the “Permitted Transfer”) Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that each transferee, donee or distributee of the Shares shall sign and deliver to the Company a lock-up letter substantially in the form of this letter contemporaneously with such transaction.

2.	RELEASES.

(a)	The Lock Up shall automatically terminate if a Change of Control should occur during the Lock Up Period. For the purposes of this Agreement, “Change of Control” shall mean any one of the following: (i) the consummation of a merger or consolidation of the Company with or into another any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity (collectively, a “Person”) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation collectively continue to hold at least 60% of the earning power, voting power or capital stock of the surviving Person); (ii) the issuance, transfer, sale or disposition to another Person of the voting power or capital stock of the Company, if after such issuance, sale, transfer or disposition such Person would hold more than 40% of the voting power or capital stock of the Company; (iii) if the Persons who, on the date of this Agreement, constitute a majority of the board of directors of the Company or Persons nominated and/or appointed as directors by vote of a majority of such Persons, shall for any reason cease to constitute a majority of the Company’s board of directors; (iv) a sale, transfer or disposition of all or substantially all of the assets or earning power of Company; or (iv) dissolution, liquidation or winding up of the affairs of the Company.

(b)	At any time during the Lock Up Period, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Shares from the Lock Up in such amounts as it may determine.

3.	TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. As provided above, any Permitted Transfer shall require the transferee to execute a lock up agreement in accordance with the same terms set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.	COMPLIANCE WITH SECURITIES LAWS. In the event of a Permitted Transfer, as a condition to the Company agreeing to such Permitted Transfer, the Holder shall have furnished the Company with an opinion of counsel reasonably satisfactory to the Company, to the effect that the transfer is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and that the transfer otherwise complies with the terms of this Agreement.

5.	LEGENDS.

(a)	The Holder hereby agrees that each outstanding certificate representing the Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED [ ], 2026, BETWEEN THE ISSUER AND THE HOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

(b)	A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company. In addition, a copy of this Agreement shall be filed with the Company’s transfer agent of record.

6.	NO OTHER RIGHTS. The Holder understands and agrees that the Company is under no obligation to register the sale, transfer or other disposition of the Shares under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

7.	SPECIFIC PERFORMANCE. The Holder acknowledges that there would be no adequate remedy at law if the Holder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Holder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 7 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

8.	NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Holder at the address last appearing on the books and records of the Company.

9.	RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES. Except as otherwise provided herein, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

10.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in the State of Delaware. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of Delaware, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in the State of Delaware has been brought in an inconvenient form.

11.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, email (including PDF) or other electronic means (including via DocuSign or similar electronic signature platform) shall be deemed effective for all purposes. The parties agree that electronic signatures shall be treated as original signatures for all purposes, and that electronic delivery of an executed counterpart shall be as effective as delivery of a manually executed original.

12.	ATTORNEYS’ FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

13.	AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Holder. No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

14.	SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.	CONSTRUCTION. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

16.	ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ZOOMCAR HOLDINGS, INC.

Date: ____________	By:
Deepankar Tiwari
Chief Executive Officer

HOLDER:

Date: ____________

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